Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

- Net Revenue increased 34% vs. prior year quarter, which includes a favorable impact from the adoption of ASC 606 -

- 2018 full year financial guidance reaffirmed -

- Conference call at 8:30 a.m. ET on May 3, 2018 -

East Rutherford, NJ – May 3, 2018 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs),

reports results for the first quarter ended March 31, 2018.

Highlights

-

Net revenue increased 34% to $141.1 million compared to $105.0 million in the same quarter last year.  Excluding the impact of adopting the new revenue standard, ASC 606 – Revenue from Contracts with Customers, net revenue decreased 1%.

-

GAAP Diluted EPS from continuing operations increased 14% to $0.72 per share from $0.63 per share in the same quarter last year.  Excluding the impact of adopting ASC 606, Diluted EPS from continuing operations was $0.32 per share.

-

EBITDA increased 9% to $37.9 million compared to $34.8 million in the same quarter last year. Adjusted EBITDA, which excludes the impact of adopting ASC 606, decreased to $21.3 million from $34.8 million in the same quarter last year (see table at the end of this release).

-	Net cash was $187.6 million at the end of the quarter, an increase of $4.3 million during the quarter.
-

The Company continues to expect full year 2018 Adjusted net revenue growth, which excludes the impact of foreign currency and adoption of ASC 606, to be between -2% and 2% compared to 2017 and Adjusted EBITDA to be between $150 and $160 million. (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“In the first quarter, we expanded our innovator portfolio with the addition of two new late-stage projects, both with the potential to generate more than $10 million in peak API sales.  We also saw an increase in orders for generic APIs. We are committed to investing in additional manufacturing and laboratory capacity to meet growing demand, and our ongoing expansion projects are progressing according to plan,” commented Steven M. Klosk, President and Chief Executive Officer.

“Our first quarter financial performance was in line with our expectations and the outsourcing market continues to benefit from favorable market dynamics and strong fundamentals.  We are confident that we will meet our financial guidance for the year.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain amounts recorded in the GAAP amounts.

First Quarter 2018 Operating Results – Continuing Operations

Net revenue was $141.1 million, an increase of $36.1 million, or 34%, compared to the first quarter of 2017. Excluding a 3% favorable impact of foreign exchange compared to the first quarter of 2017, net revenue increased 31%. The increase primarily reflects higher volumes and the adoption of ASC 606, which accelerated revenue recognition for a portion of Cambrex’s portfolio, enabling revenues for certain products to be recognized over time, rather than upon delivery to the customer.  Cambrex elected the modified retrospective method which did not require prior periods to be restated. Excluding the impact of adopting ASC 606, net revenue decreased 1%.

Gross margin decreased to 36% from 45% compared to the same quarter last year.  The decrease was primarily driven by certain inventory charges due to batch failures, unfavorable manufacturing variances and product mix. Excluding the impact of adopting ASC 606, gross margin was 33%.

Selling, general and administrative expenses were $16.9 million, compared to $15.4 million in the same quarter last year. This increase was primarily due to certain consulting costs, foreign currency and due diligence costs related to mergers and acquisition activities.

Research and development expenses were $3.6 million, compared to $3.9 million in the same quarter last year. This decrease was primarily driven by higher absorption of expenses into inventory and cost of goods sold as a result of increased revenue generating activity, partially offset by higher personnel costs.

Operating profit was $30.4 million compared to $27.6 million in the same quarter last year. Excluding the impact of adopting ASC 606, operating profit was $13.8 million. The decrease was primarily the result of lower gross profit and higher operating expenses as described above. Adjusted EBITDA was $21.3 million compared to $34.8 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $5.8 million resulting in an effective tax rate of 19% compared to $5.8 million and an effective tax rate of 22% in the same quarter last year. The favorable impact of immediately recognizing certain effects of share-based compensation was negligible in the current quarter, but significant in the prior year. The adoption of ASC 606 had a negligible impact on the effective tax rate.

Income from continuing operations was $24.2 million or $0.72 per share compared to $21.1 million or $0.63 per share in the same quarter last year. Excluding the impact of adopting ASC 606, Diluted EPS from continuing operations was $0.32 per share.

Adjusted income from continuing operations was $12.5 million or $0.37 per share, compared to $20.0 million or $0.60 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures were $23.8 million and depreciation and amortization was $7.5 million compared to $12.2 million and $7.2 million, respectively, in the same quarter last year.

Net cash was $187.6 million at the end of the first quarter, an increase of $4.3 million during the quarter.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2018 financial performance:

Expectations
Adjusted net revenue growth	-2% - 2%

Adjusted EBITDA	$150 - $160 million

Adjusted income from continuing operations per share	$2.80 - $3.03

Free cash flow	$35 - $45 million

Capital expenditures	$70 - $80 million

Depreciation and amortization	$33 - $37 million

Adjusted effective tax rate	23% - 25%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and the adoption of ASC 606 which became effective January 1, 2018.  Adjusted net revenue growth expectations exclude the impact of foreign exchange and adoption of ASC 606.  EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2018 will be computed on a basis consistent with the reconciliation of the first quarter financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year.  Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance.  The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for first quarter 2018 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s first quarter 2018 results will begin at 8:30 a.m. Eastern Time on May 3, 2018 and can be accessed by calling 1-877-260-1479 for domestic and +1-334-323-0522 for international.  Please use the passcode 5093025 and call approximately 10 minutes prior to the start time.  A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through May 10, 2018 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 5093025 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document.  These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2017 captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, customer and product concentration, the Company’s ability to win new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to our customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the Forward-Looking Statement and Risk Factors sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures. These financial non-GAAP measures exclude the adoption of ASC 606. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions and restructuring activities.  Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. Adjusted income from continuing operations is calculated in a manner consistent with that shown in the table at the end of this press release.  Other companies may have different definitions of Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations.  Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies.  Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations among several other metrics to assess and analyze its operational results and trends.  Cambrex also believes Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended March 31, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$139,130		$103,711
Commissions, Allowances and Rebates	209		594
Net Sales	138,921		103,117

Other Revenues, Net	2,176		1,889

Net Revenue	141,097		105,006

Cost of Goods Sold	90,242	64.0%	58,131	55.4%

Gross Profit	50,855	36.0%	46,875	44.6%

Operating Expenses:
Selling, General and Administrative Expenses	16,855	11.9%	15,391	14.7%
Research and Development Expenses	3,619	2.6%	3,890	3.7%
Total Operating Expenses	20,474	14.5%	19,281	18.4%

Operating Profit	30,381	21.5%	27,594	26.3%

Other Expenses:
Interest Expense, Net	82		266
Other Expenses, Net	264		401

Income Before Income Taxes	30,035	21.3%	26,927	25.6%

Provision for Income Taxes	5,786		5,812

Income from Continuing Operations	$24,249	17.2%	$21,115	20.1%

Loss from Discontinued Operations, Net of Tax	(191)		(1,250)

Net Income	$24,058	17.1%	$19,865	18.9%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.74		$0.65
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.04)
Net Income	$0.73		$0.61

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.72		$0.63
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.03)
Net Income	$0.72		$0.60

Weighted Average Shares Outstanding
Basic	32,894		32,454
Diluted	33,621		33,365

CAMBREX CORPORATION

Consolidated Balance Sheets

As of March 31, 2018 and December 31, 2017

(in thousands)

	March 31,	December 31,
Assets	2018	2017
Cash and Cash Equivalents	$187,568	$183,284
Trade Receivables, Net	55,166	75,144
Contract Assets	88,990	-
Other Receivables	21,866	20,891
Inventories, Net	104,544	138,542
Prepaid Expenses and Other Current Assets	4,607	4,217
Total Current Assets	462,741	422,078

Property, Plant and Equipment, Net	270,378	254,299
Goodwill	44,372	43,626
Intangible Assets, Net	13,442	13,868
Deferred Income Taxes	1,822	3,198
Other Non-Current Assets	3,465	3,496

Total Assets	$796,220	$740,565

Liabilities and Stockholders' Equity

Accounts Payable	$43,932	$35,017
Contract Liabilities, Current	6,721	4,707
Taxes Payable	8,162	43
Accrued Expenses and Other Current Liabilities	32,938	42,774
Total Current Liabilities	91,753	82,541

Contract Liabilities, Non-Current	39,000	39,000
Deferred Income Taxes	7,129	7,806
Accrued Pension Benefits	40,633	41,141
Other Non-Current Liabilities	24,968	25,213

Total Liabilities	$203,483	$195,701

Stockholders’ Equity	$592,737	$544,864

Total Liabilities and Stockholders’ Equity	$796,220	$740,565

CAMBREX CORPORATION

Impact of Adopting ASC 606

For the Three Months Ended March 31, 2018 and 2017

(in thousands)

Income Statement
	First Quarter 2018			First Quarter 2017
	As Reported	Effect of Change Higher/(Lower)	Amount Without Adoption of ASC 606	As Reported

Gross Sales	$139,130	$37,280	$101,850	$103,711
Net Revenue	141,097	37,280	103,817	105,006
Cost of Goods Sold	90,242	20,699	69,543	58,131
Gross Profit	50,855	16,581	34,274	46,875
Operating Profit	30,381	16,581	13,800	27,594
Provision for Income Taxes	5,786	3,171	2,615	5,812
Income from Continuing Operations	24,249	13,410	10,839	21,115
Net Income	24,058	13,410	10,648	19,865
Diluted Earnings per Share	0.72	0.40	0.32	0.63

Balance Sheet
	March 31, 2018			December 31, 2017
	As Reported	Effect of Change Higher/(Lower)	Balances Without Adoption of ASC 606	As Reported

Current Assets
Trade Receivables	$55,166	$-	$55,166	$75,144
Contract Assets	88,990	88,990	-	-
Inventory	104,544	(51,886)	156,430	138,542

Current Liabilities
Contract Liabilities, Current	6,721	-	6,721	4,707
Taxes Payable	8,162	7,819	343	43

Stockholders' Equity
Retained Earnings	470,103	29,629	440,474	429,826

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Three Months Ended March 31, 2018 and 2017

(in thousands)

	First Quarter 2018	First Quarter 2017
Operating Profit	$30,381	$27,594

Depreciation and Amortization	7,517	7,185

EBITDA	37,898	34,779

Impact of Adopting ASC 606	(16,581)	-

Adjusted EBITDA	$21,317	$34,779

	First Quarter 2018		First Quarter 2017
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$24,249	$0.72	$21,115	$0.63
Impact of Adopting ASC 606	(13,410)	(0.40)	-	-
Stock-Based Compensation	1,650	0.05	1,786	0.05
Stock-Based Compensation Tax 1.	(465)	(0.01)	(3,279)	(0.10)
Amortization of Purchased Intangibles	513	0.02	398	0.01

Adjusted Income from Continuing Operations 2.	$12,537	$0.37	$20,020	$0.60

1.Amount represents the tax effect for non-cash stock-based compensation expense and the immediate recognition of certain effects of share-based payments.

2.Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh
Executive Vice President & CFO
Tel: +201.804.3033
Email: tom.vadaketh@cambrex.com

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